Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Asta Funding, Inc. on Form S-8 (Nos. 333-185175, 333-142201, 333-99911, and 333-38836) of our report dated October 12, 2018, on our audit of the consolidated financial statements as of September 30, 2017 and for the year then ended, which report is included in this Annual Report on Form 10-K to be filed on or about October 12, 2018.

/s/ EisnerAmper LLP

Iselin, New Jersey

October 12, 2018